AMENDMENT NO. 1

TO

INCUBATION OPERATING AGREEMENT

This Amendment No. 1 (“Amendment”) to the Incubation Operating Agreement entered into on June 23, 2025 (“Agreement”) is mutually and unanimously amended by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its mailing address at (“Parent Corporation”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:AI UltraProd, Inc., a Wyoming corporation and wholly owned subsidiary of the Parent Corporation, with its mailing address at (“Company”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company and a wholly owned subsidiary of the Company, with its mailing address at (“Subsidiary #1”):

Rm. 1002

10th Floor

Easey Commercial Building

253-261

Hennessy Road, Wanchai

Hong Kong

AND:

Zhejiang Jizhu Technology Co., Ltd., a Chinese limited liability company, with its mailing address at (“Subsidiary #2”):

Room 2040

2nd Floor

Yigao Digital Economy Industrial Park

Fenghua District

Ningbo City, Zhejiang Province

China

Amendment No. 1 to the Incubation Operating Agreement (June 23, 2025)Page 1 of 4

AI UltraProd, Inc.

The parties hereby agree to replace Section 5 (Escrow Arrangements) of the Agreement in its entirety with the following replacement Section 5:

5. EQUITY SAFEGUARDS

To protect against unauthorized dilution, transfer, or encumbrance of equity interests in Subsidiary #1, Subsidiary #2, and the Parent Corporation’s Series A Preferred Stock issued pursuant to the Acquisition and Stock Purchase Agreement dated June 23, 2025 (“Acquisition Shares”) during the term of this Agreement, the parties agree as follows:

5.1Subsidiary #1 Equity Safeguards.

a)Appointment of Secretarial Agent. Subsidiary #1 shall engage WE Services Limited with its mailing address at Room 1701A, 17/F, Tower 1, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong as its exclusive “Secretarial Agent” to maintain and update its Register of Members and Register of Directors (“Registers”). The Secretarial Agent may effect any change to Subsidiary #1’s share capital or Registers only upon a written instruction from Subsidiary #1’s sole director.

b)Standing Irrevocable Director’s Resolution. Subsidiary #1’s sole director shall adopt and deliver to the Secretarial Agent a permanent, irrevocable board resolution providing that no action by Subsidiary #1 that could dilute the Parent Corporation’s direct or indirect ownership percentage shall be taken without the Parent Corporation’s prior written consent. The Secretarial Agent shall record and retain that resolution in the corporate records and reflect it in the Registers.

5.2Subsidiary #2 Equity Safeguards.

a)Statutory Compliance. All changes to Subsidiary #2’s share capital or register must comply with its Articles of Association and applicable law, including the requirement that any issuance of additional shares receive affirmative approval of more than two-thirds (2/3) of its shareholders.

b)Shareholders’ Resolution. Subsidiary #2 shall cause its shareholders to adopt a written shareholders’ meeting resolution stating that no issuance of shares or any corporate action that could dilute the Parent Corporation’s indirect interest may occur without the Parent Corporation’s prior written consent. Subsidiary #2 shall file a certified copy of that resolution with the relevant corporate registry when effecting any share change.

5.3Acquisition Shares Safeguards.

a)Blocked Book-Entry Account. All of the Acquisition Shares shall be held in a blocked, non-transferable electronic book-entry account maintained and insured by Globex Transfer, LLC, a Florida limited liability company, with its mailing address at 780 Deltona Blvd., Suite 202, Deltona, FL 32725 (“Transfer Agent”).

b)Irrevocable Instructional Letter. Concurrently, the Parent Corporation shall deliver to the Transfer Agent an Irrevocable Instructional Letter directing the Transfer Agent to prevent any sale, transfer, conversion, pledge, lien, hypothecation, mortgage, or other encumbrance of the Acquisition Shares during the term of this Agreement.

Amendment No. 1 to the Incubation Operating Agreement (June 23, 2025)Page 2 of 4

AI UltraProd, Inc.

c)Amendment and Revocation. The Irrevocable Instructional Letter may be amended or revoked only upon: (i) the unanimous written consent of all parties to this Agreement, or (ii) automatic revocation upon the termination of this Agreement and satisfaction of all requirements pursuant to Section 5.5(b). The Transfer Agent shall not amend or revoke the Irrevocable Instructional Letter except on receipt of evidence of such unanimous consent or termination notice, and the Parent Corporation shall have no unilateral right to instruct any amendment or revocation thereof.

5.4General Non-Encumbrance & Anti-Dilution Covenant. During the term of this Agreement, no shares or equity interests (or rights to acquire shares or equity interests) of Subsidiary #1 or Subsidiary #2 may be sold, transferred, pledged, liened, hypothecated, mortgaged, encumbered, or otherwise disposed of, nor shall any dilution of existing share capital occur, except as expressly permitted by Sections 5.1, 5.2 or 5.3. Any purported action in violation of this covenant shall be null and void and constitute a material breach.

5.5Survival; Release Conditions.

The safeguards in this Section 5 shall survive in perpetuity beyond the Incubation period and the termination of this Agreement until the later of:

a)Spin-Off Completed. the spin-off of the Company onto NASDAQ as provided in Section 6 of the Agreement; or

b)the date on which the Transfer Agent has:

1)received unanimous written consent of all parties confirming (i) delivery of complete and fully executed documentation to effect any permitted transfer or reassignment of the Acquisition Shares and (ii) full satisfaction of all post-termination debts and Breakup Fees (if any); and

2)lifted all restrictions, revoked the Irrevocable Instructional Letter, and released the Acquisition Shares to their rightful owners.

MISCELLANEOUS

A.ENTIRE AGREEMENT. Except as expressly amended hereby, all terms and provisions of the Incubation Operating Agreement, as amended, remain in full force and effect and are hereby ratified and confirmed.  This Amendment, together with the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement dated June 23, 2025, constitutes the entire agreement among the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, whether written or oral, relating thereto, and may not be further amended or modified except by a written instrument executed by all parties.

B.SEVERABILITY. If any provision of this Amendment is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Amendment shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be deemed amended to the minimum extent necessary to render it valid and enforceable.

Amendment No. 1 to the Incubation Operating Agreement (June 23, 2025)Page 3 of 4

AI UltraProd, Inc.

C.COUNTERPARTS; ELECTRONIC SIGNATURES. This Amendment may be executed in any number of counterparts (including by facsimile or electronic PDF signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures transmitted by electronic means (e.g., PDF, DOCX, or facsimile) shall be treated as original signatures for all purposes.

D.EFFECTIVE DATE. This Amendment shall become effective as of July 14, 2025 (“Effective Date”), and shall be deemed part of and incorporated into the Incubation Operating Agreement as of that date.

IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Amendment to the Agreement to be executed as of the date first written above.

PARENT CORPORATION: /s/ J. Scott Sitra	THE COMPANY: /s/ J. Scott Sitra
J. Scott Sitra President and Chief Executive Officer SecureTech Innovations, Inc.	J. Scott Sitra President and Chief Executive Officer AI UltraProd, Inc.

SUBSIDIARY #1: /s/ Xing YunZhu	SUBSIDIARY #2: /s/ Xing YunZhu
Xing YunZhu Sole Director Aiultraprod Group Limited	Xing YunZhu Sole Director AIUP Holding Limited

Amendment No. 1 to the Incubation Operating Agreement (June 23, 2025)Page 4 of 4

AI UltraProd, Inc.